Exhibit 99.1

JOINT FILING AGREEMENT

Joint Filing Agreement dated as of May 7, 2008 among Vinay R. Sapte, Maneesh Sapte, Maneesh Pharmaceuticals Ltd. and Svizera Holdings BV (each a “Party”).

Each Party represents to the other Party that it is eligible to use Schedule 13D to report its beneficial interest in shares of common stock, $0.001 par value, of Synovics Pharmaceuticals, Inc. beneficially owned and reported in the Schedule 13D to which this agreement is an exhibit (as the same may be amended from time to time and including all such amendments, “Schedule 13D”) by each of the Parties, and each of the Parties will file the Schedule 13D on behalf of itself.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Maneesh Pharmaceuticals Ltd.

By:  /s/ Vinay R. Sapte

Vinay R. Sapte, Managing Director

Svizera Holdings BV

By:  /s/ Vinay R. Sapte

Vinay R. Sapte, Managing Director

/s/ Vinay R. Sapte

Vinay R. Sapte

/s/ Maneesh Sapte

Maneesh Sapte